99.2

ELECTRONIC CONTROL SECURITY INC. ANNOUNCES VIDEO INTERVIEW BY BUSINESS WORLD REVIEW

November 1, 2004 Clifton, NJ- Electronic Control Security Inc., ECSI, (OTC:EKCS) a leader in perimeter security systems for governments and corporations worldwide today announced that its Chairman and CEO, Arthur Barchenko, was interviewed by a reporter for Business World Review. The video interview is available for review at www.businessworldreview.com . The video will be made available for one year and may also be accessed at the ECSI website, www.anti-terrorism.com.

The interview highlights ECSI's recent success under the Department of Defense's IBDSS program, of which ECSI was awarded a $4.3 million contract to secure Tinker Air Force base for intrusion and attacks, and increased sales volume due to the extreme priority of homeland defense and security.

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ManTech International Co., ADT Federal Systems, ARINC Inc., SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI's corporate office is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; or visit
http://www.anti-terrorism.com.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For more information contact:

John Lipman
Lipman Capital Group Inc.
212-737-9803
Jlipman@lipmangrp.com